DEFERRED SHARE UNIT PLAN

Article One

DEFINITIONS AND INTERPRETATION

1.1	Definitions: For the purposes of this Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

“Affiliate” means any entity that is an affiliate of the Company as defined in National Instrument 45-106 – Prospectus Exemptions, as may be amended from time to time;

“Associate” where used to indicate a relationship with any person or company, is as defined in the Securities Act (Ontario), as may be amended from time to time;

“Blackout Period” means any period imposed by the Company pursuant to its disclosure, confidentiality and trading policy or otherwise, during which its officers, directors, employees and Insiders may be restricted from trading in securities of the Company;

“Board” means the board of directors of the Company;

“Change of Control” means the occurrence of any one or more of the following events:

(a)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its Affiliates and another company or other entity, as a result of which the holders of Common Shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor company after completion of the transaction;

(b)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company and/or any of its Affiliates which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Company and its Affiliates on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned Affiliate in the course of a reorganization of the assets of the Company and its Affiliates;

(c)	a resolution is adopted to wind-up, dissolve or liquidate the Company;

(d)	any person, entity or group of persons or entities acting jointly or in concert (an “Acquirer”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities which, when added to the Voting Securities owned of record or beneficially by the Acquirer or which the Acquirer has the right to vote or in respect of which the Acquirer has the right to direct the voting, would entitle the Acquirer and/or Associates and/or Affiliates of the Acquirer to cast or to direct the casting of 50% or more of the votes attached to all of the Company’s outstanding Voting Securities which may be cast to elect directors of the Company or the successor Company (regardless of whether a meeting has been called to elect directors);

(e)	as a result of or in connection with: (A) a contested election of directors, or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Company or any of its Affiliates and another company or other entity, the nominees named in the most recent Management Information Circular of the Company for election to the Board shall not constitute a majority of the Board; or

(f)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means Common Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Company, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities;

“Committee” means the Board or, if the Board so determines in accordance with Section 2.3 of the Plan, a committee of the Board authorized to administer the Plan;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Common Shares” means the common shares of the Company;

“Company” means Scythian Biosciences Corp., a company existing under the Business Corporations Act (Ontario), and includes any successor, Affiliate or Associate thereof;

“Deferred Share Unit” means the agreement by the Company to pay, and the right of the Participant to receive, a DSU Payment for each Deferred Share Unit held, evidenced by way of book-keeping entry in the books of the Company and administered pursuant to this Plan;

“Director” means a member of the Board from time to time;

“DSU Grant Date” means the date of grant of Deferred Share Units as recommended by the Committee and confirmed by the Board from time to time;

“DSU Grant Letter” has the meaning ascribed thereto in Section 3.3;

“DSU Payment” means, subject to any adjustment in accordance with Section 5.6, the issuance to a Participant of one previously unissued Common Share or cash equivalent for each whole vested Deferred Share Unit credited to such Participant as deterimed by the Board/Committee in its sole discretion;

“Eligible Director” means a person who is a Director or a member of the board of directors of any Affiliate of the Company and who, at the relevant time, is not otherwise an employee or a consultant of the Company or of any Affiliate, and such person shall continue to be an Eligible Director for so long as such person continues to be a member of such board(s) of directors and is not otherwise an employee or a consultant of the Company or of any Affiliate;

“Eligible Employees” means the full-time employees and officers of the Company or of any Affiliate or Associate;

“Insider” means: (i) an insider as defined in the Securities Act (Ontario), as may be amended from time to time, other than a person who is an Insider solely by virtue of being a director or senior officer of an Affiliate; and (ii) an Associate of any person who is an insider by virtue of (i);

“Investor Relations Activities” means any activities, by or on behalf of the Company or a shareholder of the Company, that promote or could reasonably be expected to promote the sale of the securities of the Company;

“Market Value” means the last closing price of the Common Shares on the TSXV immediately prior to the date as at which Market Value is determined. If the Common Shares are not trading on the TSXV, then the Market Value shall be determined based on the last closing price of the Common Shares on such stock exchange or over-the-counter market on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Committee on the date as of which Market Value is determined. In the event that the Common Shares are not listed and posted for trading on any stock exchange or over-the-counter market, the Market Value shall be the fair market value of such Common Shares as determined by the Committee in its sole discretion;

“Participant” means each Eligible Director or Eligible Employee to whom Deferred Share Units are granted hereunder;

“Plan” means this Deferred Share Unit Plan, as the same may be amended from time to time;

“Retirement Date” means the date on which a Participant ceases to be an Eligible Employee after attaining a stipulated age in accordance with the normal retirement policy of the Company or upon mutual agreement of the Company and the Participant;

“Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder as in effect from time to time;

“Termination Date” means (a) the actual date of termination of (i) the office of the Participant, (ii) the employment of the Participant or (iii) the directorship of the Participant, as applicable, and does not include any period during which the Participant is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance payments following the actual date of termination or resignation, (b) the date of the death of the Participant, (c) the date determined by the Committee and which date shall be within 60 days following the date on which the Participant is determined to be totally disabled and terminated from employment or removed from the Board or (d) the Retirement Date. Notwithstanding the above, with respect to U.S. Participants, “Termination Date” shall mean the earlier of (i) “separation from service” within the meaning of Section 409A of the Code or (ii) the date of death of the Participant;

“TSXV” means TSX Venture Exchange; and

“U.S. Participant” means a Participant who, at any time during the period from the date Deferred Share Units are granted to the Participant to the date in which payment is made with respect to such Deferred Share Units, is subject to income taxation in the United States on the income received for his or her services to the Company and who is not otherwise exempt from U.S. income taxation under the relevent provisions of the Code or the Canada-U.S. Income Tax Convention, as amended from time to time.

“year” means a calendar year unless otherwise specified.

1.2	Headings: The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

1.3	Context, Construction: Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.4	References to this Deferred Share Unit Plan: The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this Plan as a whole and not to any particular article, section, paragraph or other part hereof.

1.5	Canadian Funds: Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to Canadian dollars.

Article Two

PURPOSE AND ADMINISTRATION OF THE DEFERRED SHARE UNIT PLAN

2.1	Purpose of the Deferred Share Unit Plan: The purpose of this Plan is to strengthen the alignment of interests between the Eligible Directors, Eligible Employees and the shareholders of the Company by linking a portion of annual compensation, as determined by the Committee from time to time, to the future value of the Common Shares. In addition, the Plan has been adopted for the purpose of advancing the interests of the Company through the motivation, attraction and retention of directors and employees of the Company and its Affiliates, it being generally recognized that the Plan aids in attracting, retaining and encouraging director and employee commitment and performance due to the opportunity offered to them to receive compensation in line with the value of the Common Shares.

2.2	Administration of the Deferred Share Unit Plan: Subject to regulatory requirements, the Plan shall be administered by the Committee and the Committee shall have full discretionary authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Company. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Company with respect to any such action taken or determination or interpretation made in good faith. The appropriate officers of the Company are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Company.

2.3	Delegation to Committee: All of the powers exercisable hereunder by the Directors may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by a committee of the Board comprised of not less than three (3) Directors.

2.4	Record Keeping: The Company shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant in the Plan;

(b)	the number of Deferred Share Units granted to each Participant under the Plan;

(c)	the number of Deferred Share Units credited to a Participant pursuant to Section 3.4 hereof;

(d)	the date on which Deferred Share Units were granted or credited to a Participant; and

(e)	the date of DSU Payment.

2.5	Determination of Participants and Participation: The Committee shall from time to time determine the persons who may participate in the Plan. The Committee shall from time to time determine the Participants to whom Deferred Share Units shall be granted and the provisions and restrictions with respect to such grant, all such determinations to be made in accordance with the terms and conditions of the Plan, and the Committee may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Company and any other factors which the Committee deems appropriate and relevant. In the case of Deferred Share Units granted to Eligible Employees, the Committee will ensure and confirm that the Participant is a bona fide Eligible Employee.

Article Three

DEFERRED SHARE UNIT PLAN

3.1	Deferred Share Unit Plan: A Deferred Share Unit Plan is established for Eligible Directors and Eligible Employees.

3.2	Grant of Deferred Share Units: Subject to the terms of this Plan and the compensation policies of the Company, a number of Deferred Share Units shall be granted to each Eligible Director or Eligible Employee on each DSU Grant Date, which number shall be calculated by reference to (i) the dollar amount of the Eligible Director’s or Eligible Employee’s remuneration as determined by the Committee for the upcoming year or portion of the year following the applicable DSU Grant Date that will be satisfied by such Deferred Share Units, (which determination shall be made in a manner compliant with Section 409A for U.S. Participants), and (iii) the Market Value of the Common Shares on the relevant DSU Grant Date. The Committee may, subject to applicable securities laws, also make additional determinations from time to time with respect to the number of Deferred Share Units to be granted, and the DSU Grant Date of Deferred Share Units to new Eligible Directors appointed from time to time or new Eligible Employees hired from time to time. On each DSU Grant Date, the number of Deferred Share Units so determined by the Committee shall be granted by the Company to such Eligible Director or Eligible Employee without any further action being required by the Committee or such Eligible Director.

Notwithstanding any of the foregoing, the Committee shall have the authority, subject to applicable securities laws and TSXV policies, to make any special grant of Deferred Share Units to Eligible Directors or Eligible Employees, in such numbers, and at any time as the Committee will deem appropriate.

3.3	Deferred Share Unit Letter: Each grant of Deferred Share Units under the Plan shall be evidenced by a letter of the Company, in the form attached as Appendix A hereto, signed in acknowledgement by the Participant (a “DSU Grant Letter”). Such Deferred Share Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a DSU Grant Letter. The provisions of the various DSU Grant Letters entered into under the Plan need not be identical, and may vary from Participant to Participant.

3.4	Dividends: In the event that a dividend (other than stock dividend) is declared and paid by the Company on Common Shares, a Participant will be credited with additional Deferred Share Units. The number of such additional Deferred Share Units will be calculated by dividing (i) the total amount of the dividends that would have been paid to the Participant if the Deferred Share Units outstanding in the Participant’s account on the dividend record date had been outstanding Common Shares (and the Participant held no other Common Shares), by (ii) the Market Value of a Common Share on the date on which such dividends were paid.

3.5	Payment Obligations with Respect to Deferred Share Units:

(a)	Upon the Termination Date for each Participant, and subject to Section 4.1 the Company shall (i) issue to such Participant one previously unissued Common Share for each vested outstanding Deferred Share Unit held by such Participant on the Termination Date, or (ii) subject to the discretion of the Committee, an amount in cash equivalent to the number of outstanding Deferred Share Units held by such Participant multiplied by the Market Value on the Termination Date, for such Participant. In the event the Company decides to satisfy its payment obligation with respect to Deferred Share Units held by such Participant on the Termination Date in cash, subject to the provisions of the Plan, the Company shall make, within sixty (60) Business Days after the Termination Date a cash payment, less applicable statutory source deductions, to the Participant.

(b)	Fractional Deferred Share Units shall be cancelled.

(c)	Where Deferred Share Units have been granted to a Participant with reference to his or her remuneration for a year, in the event such Participant resigns or is otherwise no longer an Eligible Director or an Eligible Employee, as the case may be, during such year, such Deferred Share Units will only partially vest and the Participant will only be entitled to a pro-rated DSU Payment in respect of such Deferred Share Units based on the number of days such year that the Participant was an Eligible Director or Eligible Employee in such year.

3.6	Maximum Number of Shares:

(a)	Subject to adjustment as provided in Section 5.5 hereof, the maximum aggregate number of Common Shares that may be issued under the Plan shall not exceed 200,000, provided further that the aggregate number of Common Shares issuable under this plan, combined with any other security-based compensation plan, including the Company’s incentive stock option plan, shall not exceed 10% of the then issued and outstanding Common Shares at any DSU Grant Date. Common Shares to be issued under the Plan will be authorized but previously unissued Common Shares from treasury.

(b)	For purposes of this Section 3.6, the number of Common Shares covered by a Deferred Share Unit grant shall be counted on the DSU Grant Date against the aggregate number of Common Shares available under the Plan, and the number of Common Shares that shall be counted against the Plan shall be equal to the number of Common Shares the Participant would be entitled to receive under Section 3.5 hereof, if the corresponding DSU Payment was made on the DSU Grant Date.

(c)	The aggregate number of Common Shares issuable to all Participants retained to provide Investor Relations Activities pursuant to this Plan (when combined with any other security-based compensation plans, including the Company’s incentive stock option plan) shall not exceed 2% of the issued and outstanding Common Shares in any 12 month period, calculated at the DSU Grant Date.

(d)	Unless the Company has received disinterested shareholder approval to do so, (i) the aggregate number of Common Shares issuable to Insiders under this Plan (when combined with any other security-based compensation plans, including the Company’s incentive stock option plan) shall not exceed 10% of the issued and outstanding Common Shares at any DSU Grant Date; (ii) the aggregate number of Common Shares issuable to Insiders in any 12-month period under this Plan (when combined with any other security-based compensation plans, including the Company’s incentive stock option plan) shall not exceed 10% of the issued and outstanding Common Shares at any DSU Grant Date; and (iii) the aggregate number of Common Shares issuable to any one Participant pursuant to this Plan (when combined with any other security-based compensation plans, including the Company’s incentive stock option plan) in a 12 month period shall not exceed 5% of the issued and outstanding Common Shares, calculated on any DSU Grant Date.

(e)	For purposes of this Section 3.6, the number of Common Shares then outstanding shall mean the number of Common Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Deferred Share Units.

3.7	Change of Control: If there is a Change of Control that results in the termination of a Participant’s employment without cause, all Deferred Share Units credited to such Participant shall immediately vest on the date of such Change of Control notwithstanding any stated vesting period and shall be settled following such termination in accordance with Section 3.5. In any event, upon a Change of Control, Participants shall not be treated any more favourably than shareholders of the Company with respect to the consideration that the Participants would be entitled to receive for their Common Shares.

3.8	Necessary Approvals: The Plan shall be subject to the approval of the shareholders of the Company to be given by a resolution passed at a meeting of the shareholders of the Company and acceptance by the TSXV or any regulatory authority or stock exchange having jurisdiction over the Company.

3.9	Blackout Period: If the date on which the Company shall issue Common Shares to the Participant in accordance with Section 3.5 occurs during a Blackout Period applicable to the Participant, the Company shall issue or deliver such Common Shares to the Participant on or as soon as practicable after the 10th trading day following the end of the Blackout Period.

3.10	Section 409A: It is intended that the provisions of the Plan comply with Section 409A with respect to U.S. Participants, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything in the Plan to the contrary, the following will apply with respect to the rights and benefits of U.S. Participants under the Plan:

(a)	Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of a U.S. Participant may not be reduced by, or offset against, any amount owing by the U.S. Participant to the Company or any of its Affiliates.

(b)	If a U.S. Participant becomes entitled to receive payment in respect of any Deferred Share Units as a result of his or her “separation from service” (within the meaning of Section 409A) and the U.S. Participant is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the Committee makes a good faith determination that (i) all or a portion of the Deferred Share Units constitute “deferred compensation” (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such “deferred compensation” shall not be made to the U.S. Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S. Participant’s date of death.

(c)	A U.S. Participant’s status as a specified employee shall be determined by the Company as required by Section 409A on a basis consistent with the regulations under Section 409A and such basis for determination will be consistently applied to all plans, programs, contracts, agreements, etc. maintained by the Company that are subject to Section 409A.

(d)	Each U.S. Participant, any beneficiary or the U.S. Participant’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Participant in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such U.S. Participant or beneficiary or the U.S. Participant’s estate harmless from any or all of such taxes or penalties.

(e)	In the event that the Committee determines that any amounts payable hereunder will be taxable to a U.S. Participant prior to payment to such U.S. Participant of such amount, the Company may (i) adopt such amendments to the Plan and Deferred Share Units and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Deferred Share Units hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A.

Article Four

WITHHOLDING TAXES

4.1	Withholding Taxes: The Company or any of its Affiliates may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Company or any of its Affiliates are required to withhold by any law or regulation of any governmental authority whatsoever, and, without limiting the generality of the foregoing, may effect such withholding through (i) the withholding of all or any portion of any payment due to the applicable Participant; (ii) the withholding and sale, for and on behalf of the applicable Participant, of the minimum number of Common Shares to be issued under the Plan sufficient to satisfy such withholding obligation of the Company’s or the Affiliate; (iii) withholding of all or any portion of any issuance of Common Shares to be made to the Participant, until such time as the Participant has paid the Company or its Affiliates any amount which the Company and its Affiliates are required to withhold with respect to such taxes.

Article Five

GENERAL

5.1	Effective Time of Deferred Share Unit Plan: The Plan shall remain in effect until it is terminated by the Committee.

5.2	Suspension of the Deferred Share Unit Plan: Subject to Section 5.2(2), the Committee may, at any time, and from time to time, and without shareholder approval, amend any provision of the Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, including without limitation:

(1)	amendments to the termination provisions of Section 5.3; amendments necessary or advisable because of any change in applicable securities laws; amendments to Section 2.2 relating to the administration of the Plan; any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or rules of the TSXV, including amendments of a “clerical” or “housekeeping” nature;

(2)	any amendment shall not alter the terms or conditions of any Deferred Share Unit or impair any right of any holder of Deferred Share Units pursuant to any Deferred Share Unit grant prior to such amendment; and

(3)	no amendment shall be made which prevents the Plan from continuously meeting the requirements of paragraph 6801(d) of the Income Tax Regulations (Canada) or any successor provision thereto.

5.3	Plan Termination.

The Committee may decide to discontinue granting awards under the Plan at any time in which case no further Deferred Share Units shall be awarded or credited under Section 3.2 of the Plan. Any Deferred Share Units which remain outstanding in a Participant’s account at that time shall continue to be dealt with according to the terms of the Plan. For greater certainty, dividend equivalents shall continue to be awarded, as appropriate, in respect of such outstanding Deferred Share Units pursuant to Section 3.4 of the Plan. The Plan shall terminate when all payments owing pursuant to Section 3.5 of the Plan have been made and all Deferred Share Units have been cancelled in all Participants’ accounts.

5.4	General Restrictions and Assignment: Except as required by law, the rights of a Participant under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

5.5	Rights as a Shareholder, Employee or Director: Under no circumstances shall Deferred Share Units be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares nor shall any Participant be considered the owner of Common Shares by virtue of the award of Deferred Share Units. Nothing in the Plan shall confer on any Eligible Director the right to continue as a Director of the Company or as a director of any Affiliate of the Company or interfere with the right to remove such director, nor shall the Plan confer on any Eligible Employee the right to continuous employment with the Company or any Affiliate of the Company.

5.6	Adjustment in Number of Shares underlying the Deferred Share Units: In the event there is any change in the Common Shares, whether by reason of a stock dividend, stock split, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the Committee in the number of Common Shares subject to or underlying any Deferred Share Units. If the foregoing adjustment shall result in a fractional Common Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of the Plan.

5.7	No Representation or Warranty: The Company makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan and no amount or benefit will be granted for the purposes of reducting the impact, in whole or in part, of any reduction in the fair market value of the Common Shares.

5.8	Compliance with Applicable Law: If any provision of the Plan or any Deferred Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

5.9	Plan Funding: The Plan will be unfunded

5.10	Participant Payments: Notwithstanding anything to the contrary in this Plan, all payments to be made to a Participant in cash pursuant to Section 3.5 shall be made following the Participant’s Termination Date and before December 31st of the calendar year following the year in which the Participant’s Termination Date occurs.

5.11	Interpretation: This Plan shall be governed by and construed in accordance with the laws in force in the Province of Ontario and the federal laws of Canada applicable therein.

Appendix A

DEFERRED SHARE UNIT GRANT LETTER

This Deferred Share Unit grant letter is entered into between Scythian Biosciences Corp. (the “Company”) and the Participant named below pursuant to the Company’s deferred share unit plan (the “Plan”), a copy of which is incorporated by reference herein, and confirms the following Deferred Share Unit grant on the terms set out below and as further set out in the Plan:

Participant:

Address of Participant:

Deferred Share Unit Grant:

Grant Date:

Vesting:

Conditions, Restrictions, Performance, Objectives and/or Limitations, if any:

By receiving and accepting the Deferred Share Unit award, the Participant:

1.	Confirms that he or she has read and understands the Plan and agrees to the terms and conditions of the Plan and this Deferred Share Unit grant letter; and

2.	Consents to the collection, use and disclosure of personal information of the Participant by the TSXV and all other regulatory authorities in accordance with their requirements, from time to time.

All capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Plan.

Effective as of the _________th day of ___________ 20___.

Scythian biosciences corp.

By:
Authorized Signing Officer

If Participant is an individual:

Witness	Name of Individual Participant: